[Logo]
                                    PhyMatrix

                                PhyMatrix Corp.
                            777 South Flagler Drive
                        West Palm Beach, Florida 33401


                                 ------------


                            NOTICE OF ANNUAL MEETING
                                 TO BE HELD ON

                               SEPTEMBER 8, 1997


                                 ------------


     The Annual Meeting of Stockholders of PhyMatrix Corp. (the "Company") will be held on Monday, September 8, 1997 at 10:00 a.m. at the Governors Club located at 777 South Flagler Drive, East Tower, West Palm Beach, Florida, for the following purposes:

   1. To elect the directors of the class of the Board of Directors whose terms expire at this Annual Meeting, which directors shall be elected to serve until the annual meeting of stockholders in 2000 and until their successors are duly elected and qualified.

   2. To consider and act upon a proposal to amend the Company's 1995 Equity Incentive Plan (the "Equity Plan") by increasing the number of shares of Common Stock available for issuance under the Equity Plan by 1,100,000 shares and limiting the number of shares of Common Stock available for issuance under the Equity Plan to any participant in any fiscal year to 300,000 shares.


   3. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.


     The Board of Directors has fixed the close of business on August 7, 1997 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.




                                          By Order of the Board of Directors




                                          Alberto M. Hernandez, Secretary

West Palm Beach, Florida

August 11, 1997










WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                     [Logo]
                                   PhyMatrix

                                 ------------

                                PROXY STATEMENT

                                 ------------


                        ANNUAL MEETING OF STOCKHOLDERS


                               September 8, 1997


     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of PhyMatrix Corp. (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Monday, September 8, 1997 at 4:00 p.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect the directors of the class of the Board of Directors whose terms expire at the Annual Meeting, which directors shall be elected to serve until the annual meeting of stockholders in 2000 and until their successors are duly elected and qualified; to consider and act upon a proposal to amend the Company's 1995 Equity Incentive Plan (the "Equity Plan") by increasing the number of shares of Common Stock available for issuance under the Equity Plan by 1,100,000 shares and limiting the number of shares of Common Stock available for issuance under the Equity Plan to any participant in any fiscal year to 300,000 shares; and to consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting.

     If a stockholder specifies in the proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein and "for" the proposal to amend the Equity Plan. Any stockholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the stockholder's Proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person.


     The Company's principal executive offices are located at 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.


     The Company mailed this Proxy Statement and the Proxy on or about August 11, 1997 to its stockholders of record at the close of business on August 7, 1997.


               ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS


     The Company's Annual Report to Stockholders for the fiscal year ended January 31, 1997, including financial statements and the report of Coopers & Lybrand LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on August 7, 1997. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                               VOTING SECURITIES


     The holders of record of shares of Common Stock, $.01 par value, of the Company at the close of business on August 7, 1997 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 23,872,350 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock held of record on said date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present at the Annual Meeting, the nominees for director shall be elected by a plurality, and the amendment to the Equity Plan proposed in Item 2 of the Notice of Annual Meeting shall be approved by a majority, of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of any nominees for director or withheld; votes that are withheld will be treated as a vote against the nominee. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the effect of a vote against any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast with respect to, and will have no effect on, that matter.



                                     ITEM 1
                             ELECTION OF DIRECTORS


     The Company's By-laws provide that the Board of Directors shall consist of not less than three nor more than 15 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at nine. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board. No decrease in the number of directors, however, will affect the term of any director in office.

     The Board of Directors is divided into three classes, with staggered three-year terms. The initial terms of Joseph N. Cassese, David M. Livingston, M.D. and Eric Moskow, M.D. will expire at the Annual Meeting; the initial terms of Abraham D. Gosman, Hugh L. Carey and John T. Chay will expire at the Company's 1998 annual meeting; the initial terms of Robert A. Miller, Bruce A. Rendina and Stephen E. Ronai will expire at the Company's 1999 annual meeting. Successors to the directors whose terms expire at each annual meeting are eligible for election for three-year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.


Nominees for Director

     Each of the following directors has been nominated for re-election at the Annual Meeting.

     Joseph N. Cassese, age 67, has served as a director of the Company since January 29, 1996. Mr. Cassese was the Vice President of The Mediplex Group, Inc. ("Mediplex"), a diversified health care company, from January 1976 to March 1986 and the President of Mediplex from March 1986 to March 1988 and again from August 1990 to December 1991. Mr. Cassese was also a Vice President of A.M.A. Advisory Corp., the advisor to Meditrust, the nation's largest health care real estate investment trust, from April 1988 to August 1990. Mr. Cassese has been retired since December 1991.

     David M. Livingston, M.D., age 56, has served as a director of the Company since January 29, 1996. Dr. Livingston has been a Director of Dana-Farber Cancer Institute in Boston, Massachusetts since 1991 and has been employed as a physician at the Institute since 1973. He currently serves as Chairman of the Institute's Department of Medicine and Executive Committee for Research and as a Trustee of the Institute. He is also the Emil Frei Professor of Medicine at Harvard Medical School where he has taught since 1973.

     Eric Moskow, M.D., age 39, has served as a director of the Company since September 30, 1996 and has been Executive Vice President of Strategic Planning of the Company since September 1996. He founded Physician's Choice Management, LLC in October 1995 and served as its Executive Vice President from October 1995 to October 1996. Prior to establishing Physician's Choice, he served as Medical Director for Mediplex of Ridgefield from November 1994 to August 1996 and as Associate Medical Director for US Healthcare in Connecticut from 1988 to 1992. Dr. Moskow is board-certified in internal medicine and served as President of the Family Medical Associates of Ridgefield for nine years.

Continuing Directors

     The following individuals are directors of the Company whose terms will expire at the Company's 1998 or 1999 annual meeting of stockholders:

     Abraham D. Gosman, age 69, has served since June 1994 as an executive officer of the Company and is presently the Chairman of the Board of Directors and Chief Executive Officer of the Company. Previously, he founded and was the principal owner of Mediplex and its predecessor companies for more than 15 years, with the exception of the period from April 1986 to August 1990 when Mediplex was owned by Avon Products, Inc. ("Avon"). He was the Chief Executive Officer of Mediplex from its inception to September 1988 and assumed that position again after Mediplex was purchased from Avon in August 1990. In addition, Mr. Gosman has served as Chairman of the Board of Trustees and Chief Executive

Officer of Meditrust since its inception in 1985. In October 1996, Mr. Gosman became Chairman of the Board of The Standish Care Company, an assisted living development and management company.

     Hugh L. Carey, age 78, has served as a director of the Company since February 21, 1996. Currently, he is of counsel to the New York law firm of Whitman Breed Abbott & Morgan. He served as an Executive Vice President of W.R. Grace & Company from 1987 to December 1995. He was Governor of the State of New York from 1975 to 1983 and a member of Congress from 1960 until 1975. He is currently a director of Triarc Companies, Inc. and China Trust Bank.

     John T. Chay, age 38, has served as a director of the Company since April 15, 1996. Mr. Chay has served as an executive officer of Nutrichem, Inc. which he co-founded in November 1993, and has served since June 1991 as Chief Executive Officer of The HealthLink Group, Inc., a practice management consulting firm which he also founded.

     Robert A. Miller, age 42, has been the Company's President and a director of the Company since March 1997. He also served from June 1994 to February 1997 as the Company's Executive Vice President of Acquisitions. Previously, he served as Senior Vice President/Development Operations of Mediplex from September 1992 and Vice President from June 1991. Mr. Miller served as Regional Operations Director for New Medico Associates from January 1991 to October 1991. Previously, Mr. Miller was Vice President of Hospital Operations of Glenbeigh, Inc., where he was employed from 1979 through 1991.

     Bruce A. Rendina, age 43, has served as a director of the Company since January 29, 1996 and as Vice-Chairman of the Board of Directors since March 1997. Mr. Rendina was the co-founder of DASCO Development Corporation, a medical facility development company ("DASCO"), and served as its Executive Vice President from 1987 to 1994 and its President since 1994. Prior to founding DASCO, Mr. Rendina was associated with Coopers & Lybrand LLP from 1975 to 1985.

     Stephen E. Ronai, age 60, has served as a director of the Company since January 29, 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Academy of Healthcare Attorneys of the American Hospital Association and the National Health Lawyers Association. From 1989 to 1995 he served as a member of the Board of Directors of the National Health Lawyers Association. He also formerly served as Chairman of the Board of Trustees of the Connecticut Hospital Association. He is currently a director of CareMatrix Corporation.


Certain Information Regarding Directors

     The Board of Directors of the Company has the following committees:

     Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Gosman, Rendina and Cassese. The Executive Committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law.

     Audit and Compliance Committee. The members of the Audit and Compliance Committee of the Company's Board of Directors are Messrs. Carey and Ronai and Dr. Livingston. The Audit and Compliance Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit and Compliance Committee also oversees the Company's Compliance Program and the implementation of and adherence to the Company's Standards of Conduct, both of which are designed to ensure maintenance of high ethical standards and compliance with all legal (healthcare-related and other) requirements applicable to the Company.

     Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cassese and Carey. The Compensation Committee establishes general compensation policies for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee administers all of the Company's employee benefit plans, including the Equity Plan. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers, employees and consultants of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

     Nominating Committee. The members of the Nominating Committee are Dr. Livingston and Mr. Rendina. The Nominating Committee may review and make recommendations to the Board with regard to director nominees. Any stockholder wishing to recommend a nominee to the Board should do so in writing addressed to the Secretary of the Company.

     During the fiscal year ended January 31, 1997, the Board of Directors met seven times, both the Audit and Compliance Committee and the Compensation Committee met once, and the Nominating Committee did not meet. There are no family relationships among any of the directors or executive officers of the Company.

Compensation of Directors

     Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties. Each non-employee director who was a member of the Compensation Committee at the time of the closing of the initial public offering received an option to purchase 10,000 shares of Common Stock upon the closing of the offering at the initial public offering price pursuant to the Equity Plan. Each director who is a member of the Compensation Committee on the first business day following each annual meeting of the stockholders will receive an option to purchase 2,500 shares of Common Stock. Any of such options granted to a member of the Compensation Committee under the Equity Plan will be exercisable one year following the date of grant.



                     MANAGEMENT AND EXECUTIVE COMPENSATION


Executive Officers

     The following directors of the Company also serve as executive officers:
Abraham D. Gosman, Chief Executive Officer and Chairman of the Board; Robert A. Miller, President; Bruce A. Rendina, President of DASCO; and Dr. Eric Moskow, Executive Vice President of Strategic Planning. A biographical summary of the experience of those Executive Officers appears above. The following is a biographical summary of the experience of the executive officers of the Company who do not serve as directors of the Company. Officers are appointed by and serve at the discretion of the Board of Directors.

     Frederick R. Leathers, age 39, has served since June 1994 as the Chief Financial Officer and Treasurer of the Company. Previously, he served as Treasurer, Chief Financial Officer and Principal Accounting Officer of Mediplex from October 1991 to June 1994, Corporate Controller from May 1991 to October 1991 and held the position of Assistant Controller from May 1986 to May 1987. He was Treasurer of A.M.A. Advisory Corp. and Controller of Meditrust from July 1988 to January 1991. Mr. Leathers was associated with State Street Bank and Trust Company, Inc. in the mutual funds division from May 1987 to July 1988.

     Gregory Gardner, age 41, has served since November 1996 as Executive Vice President of Finance of the Company. Previously, he served as Senior Vice President, Financial Operations of Good Samaritan & St. Mary's Medical Centers from August 1995 to November 1996. From November 1990 to December 1993 Mr. Gardner served as American Medical International, Inc.'s Corporate Director of Finance and from January 1994 to July 1995 as its Corporate Director of Development.

     Edward E. Goldman, M.D., age 52, has served since October 1994 as President of a subsidiary of the Company, since October 1995 as an executive officer of the Company and is presently Executive Vice President of Physician Development and the Company's Chief Medical Officer. Dr. Goldman is a board certified family practice physician and previously served as Chairman of PAL-MED Health Services from February 1983 to September 1994, a multi-specialty IPA which provides physicians services and manages health care related services.

     Alberto M. Hernandez, age 36, has served as general counsel since July 1996 and as Secretary of the Company since March 1997. Mr. Hernandez was associated with the Miami, Florida law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. from March 1991 through June 1996.

     Francis S. Tidikis, age 50, has served as the Company's Chief Operating Officer since November 1996. He also served from January 1996 to March 1996 as the Company's Executive Vice President of Marketing and from March 1996 to October 1996 as its Executive Vice President of Operations. Previously, Mr. Tidikis had served as Senior Vice President of Physician Management Services for Tenet Healthcare Corporation since March 1995. Mr. Tidikis had been with Tenet Healthcare Corporation and its predecessor, National Medical Enterprises, since April 1981, serving as Executive Vice President of the Eastern District from June 1991 to February 1995 and as Vice President of Operations for the Eastern Region Hospital Group from February 1984 to September 1990. Mr. Tidikis currently serves as a director of Professional Liability Insurance Company.


Executive Compensation

     The following table sets forth certain information regarding compensation paid or accrued by the Company during the period June 24, 1994 (inception) to December 31, 1994, the year ended December 31, 1995, and the fiscal year ended January 31, 1997 to the Company's Chief Executive Officer and to five other executive officers of the Company (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE


                                                                                    Long-Term
                                                                  Annual       Compensation Awards       All Other
                                                               Compensation   Securities Underlying   Compensation(2)
            Name and Principal Position              Year(1)    Salary ($)         Options (#)              ($)
---------------------------------------------------- --------- -------------- ----------------------- ----------------
Abraham D. Gosman                                      1997       225,000           --                         --
 Chairman and Chief Executive Officer                  1995       225,000           --                         --
                                                       1994       116,682           --
Donald A. Sands (3)(4)                                 1997       462,026           --                     87,015
 Vice President - Medical Facility Development                                      --
Bruce A. Rendina (3)                                   1997       435,782           --                     53,948
 President of DASCO                                                                 --
Edward E. Goldman, M.D                                 1997       398,473           --                         --
 Executive Vice President of Physician Development     1995       400,000           --                         --
                                                       1994       133,333           --
William A. Sanger (5)                                  1997       304,976           --                         --
 Executive Vice President                              1995       304,571           --                        174
                                                       1994        98,038           --
Francis S. Tidikis (3)                                 1997       275,156          150,000 (6)                 --
 Chief Operating Officer



     ----------------
(1) In January 1996, the Company changed its fiscal year end from December 31 to January 31.
(2) Amounts indicated are for life insurance premiums paid by the Company.
(3) Messrs. Sands, Rendina and Tidikis became executive officers of the Company in January 1996.
(4) Mr. Sands' employment with the Company terminated in January 1997.
(5) Mr. Sanger's employment with the Company terminated in June 1997.
(6) Represents options granted to Mr. Tidikis on January 23, 1996.

Option Grants in Last Fiscal Year

     The following table sets forth certain information regarding options granted during the 13-month period ended January 31, 1997 by the Company to each of the Named Executive Officers:



                                                                                              Potential Realizable
                                                                                             Value at Assumed Rates
                                                                                           of Stock Price Appreciation
                                Individuals Grants                                             for Option Term (A)
----------------------------------------------------------------------------------   ---------------------------------------
                                       % of Total
                       Number of        Options
                       Securities      Granted to      Exercise
                       Underlying      Employees          or
                        Options        in Fiscal         Base          Expiration
Name                   Granted (#)       Year         Price ($/Sh)       Date            5% ($)              10% ($)
--------------------   -------------   ------------   --------------   -----------   -----------------   -------------------
Abraham D. Gosman              --           --%           --                  --      $         --        $           --
Donald A. Sands                --           --            --                  --                --                    --
Bruce A. Rendina               --           --            --                  --                --                    --
Edward E. Goldman              --           --            --                  --                --                    --
William A. Sanger              --           --            --                  --                --                    --
Francis S. Tidikis        100,000          6.1        15.00              1/23/06         1,636,000             3,493,000
                           10,000            *        18.375             1/23/06           129,850               315,550
                           40,000          2.5           (B)             1/23/06           674,400(C)          1,417,200(C)



------------
*Less than 1%.
(A) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The Company has not granted stock appreciation rights to date.

(B) Fair market value on the date such options become exercisable.

(C) Assuming an exercise price of $14.50 (the closing price of the Common Stock on the Nasdaq National Market on July 11, 1997).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
   Values.

     The Named Executive Officers did not exercise any options during the fiscal year ended January 31, 1997. As of such date, Mr. Tidikis held options to purchase 150,000 shares of the Common Stock, 30,000 shares of which were exercisable. None of the other Named Executive Officers held options as of such date. The value of the exercisable portion of Mr. Tidikis' options was $17,500 and the value of the unexercisable portion of his options was $70,000. Value is calculated on the basis of the difference between the option exercise price and $15.875, the closing price for the Common Stock on The Nasdaq National Market on January 31, 1997, multiplied by the number of shares of the Common Stock underlying the option. No value is determinable with respect to Mr. Tidikis' option to purchase 40,000 shares of the Common Stock which is unexercisable and which will have its exercise price determined on the date that it becomes exercisable.

Employment Agreements

     The Company, through DASCO, has entered into an employment agreement with Mr. Rendina that provides for an initial one-year term automatically renewable for successive one-year periods until either party elects not to renew. The base salary for Mr. Rendina under the agreement is $330,000 per year. In addition, he is entitled to receive bonuses and benefits, including life, accident, health and dental insurance. The agreement may be terminated by the Company without cause upon 90 days notice and with cause effective immediately upon notice. The agreement may be terminated by Mr. Rendina immediately upon notice.

     The Company has entered into an employment agreement with Dr. Goldman that provides for an initial three-year term automatically renewable for an initial period of two years and for successive periods of one year thereafter, unless either party elects not to renew. The base salary for Dr. Goldman under the agreement is $400,000 per year. In addition, he is entitled to receive bonuses and benefits, including health insurance, dental insurance, short and long term disability, life insurance and a car allowance. The agreement may be terminated by the Company without cause upon 180 days' notice and with cause (as defined in the agreement) effective immediately upon notice. Dr. Goldman may terminate the agreement immediately if the Company fails to fulfill its obligations thereunder or without cause upon 30 days' notice. In the event that Dr. Goldman is terminated without cause, he is entitled to receive his base salary for the lesser of (i) the remaining term of the then current employment period or (ii) 12 months following the effective date of his termination of employment. The agreement contains restrictive covenants prohibiting Dr. Goldman from competing with the Company, or soliciting employees of the Company to leave, during his employment and for a period of two years after termination of the agreement, other than after a termination by the Company without cause or by Dr. Goldman for good reason.

Section 16(a) Beneficial Ownership Reporting Compliance

     Messrs. Gosman, Leathers, Sanger, Miller, Goldman, Tidikis, Harvey, Sands, Cassesse, Rendina and Ronai and Dr. Goldman each filed their Form 3 with the Securities and Exchange Commission (the "SEC") on March 19, 1996. The Company's common stock was registered under the Securities Act on January 23, 1996. Mr. Carey filed his Form 3 with the SEC on April 20, 1996. Mr. Carey became a director of the Company on February 21, 1996. Mr. Gardner filed his Form 3 with the SEC on May 29, 1997. Mr. Gardner became an executive officer of the Company on November 17, 1996. Mr. Gosman filed a Form 4 with the SEC on October 8, 1996 with respect to two transactions in May, 1996 and an amended Form 4 with the SEC on January 6, 1997 with respect to four transactions in September and October, 1996.

Compensation Committee Report

     Prior to the completion of its initial public offering in January 1996, the Company did not have a Compensation Committee or any other committee of the Board of Directors. Decisions concerning compensation of executive officers were made during this period by Mr. Gosman, the Company's sole director. From June 1994 through 1995, the Company hired the majority of its current executive officers. During this period, as a newly formed but rapidly growing company, the Company established the salaries of its executive officers, including the Chief Executive Officer, at levels which the Company believed were sufficient to attract and retain the key personnel upon whom the Company has relied for its growth and success to date. Generally, during 1996, the Company did not increase the base compensation of these executive officers. The Company elected several additional executive officers during 1996, two of whom were compensated under the terms of employment agreements entered into with their company before it was acquired by the Company. The Company believes that the salary levels of its executive officers during the fiscal year ended January 31, 1997 were competitive with the salary levels of similar positions at comparable companies in the health care industry.

     The Company did not pay bonuses to the Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended January 31, 1997, in large part because the Company was still in its initial growth phase. During the fiscal year ended January 31, 1997, the Company also did not grant stock options or other equity incentive awards to the Chief Executive Officer or other Named Executive Officers except Mr. Tidikis for similar reasons and because all of such officers other than Mr. Tidikis were initial stockholders in the Company. The Company has granted equity incentives in the form of stock options under the Equity Plan to other executive officers and key employees who were not initial stockholders in the Company. The Company believes that granting such long-term incentive compensation will allow the Company to retain and motivate such officers and employees.

     Over the next year, the Compensation Committee intends to review the Company's executive compensation practices concerning base compensation, bonuses and long-term equity compensation.



                                          Respectfully submitted by,



                                          Hugh L. Carey
                                          Joseph N. Cassese


                               PERFORMANCE CHART

     The following graph compares the relative performance of the Company's Common Stock for the period commencing January 24, 1996 (the first trading day of the Common Stock on the Nasdaq National Market) and ending January 31, 1997 (as measured by the cumulative total return per share), against (i) the Nasdaq Market Index (the "Nasdaq Index") and (ii) the Nasdaq CRSP Health Services Index (the "Industry Index"). The chart assumes (i) that the value of an investment in shares of the Company's Common Stock, the Nasdaq Index and the Industry Index was $100 on January 24, 1996 and (ii) reinvestment of any dividends.


[Tabular representation of line chart]



                 PHYMATRIX CORP.           NASDAQ INDEX           INDUSTRY INDEX
                 ---------------           ------------           --------------

01/24/96           100                       100                      100

03/31/96           118.18                    103.98                   101.01

06/30/96           120.78                    111.68                   108.94

09/30/96            98.70                    114.76                   108.32

12/31/96            74.03                    120.16                    95.96

01/31/97            82.47                    128.94                    97.54

                             CERTAIN TRANSACTIONS

     The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Mr. Gosman. During 1994 and 1995, the Related Companies and Mr. Gosman completed the acquisition of various companies and businesses which were transferred to the Company simultaneously with the closing of the Company's initial public offering on January 29, 1997 (the "Formation").

     At December 31, 1995 the Company had a $19.5 million loan from NationsBank, which was guaranteed by Mr. Gosman. Mr. Gosman did not receive any consideration for this or any other guarantee he has provided on behalf of the Company. The $19.5 million loan was repaid from the net proceeds of the Company's January 1996 initial public offering. After repayments to Mr. Gosman made from the net proceeds of the initial public offering totalling $28.7 million, the Company owed Mr. Gosman approximately $10.8 million, which was repaid from the net proceeds of the Company's June 1996 issuance of convertible subordinated debentures (the "Debentures"). All amounts loaned to the Company by Mr. Gosman accrued interest at a floating rate equal to NationsBank's prime rate. The Company agreed to repay in full the amount owed to Mr. Gosman from the proceeds of any public offering by the Company of its debt or equity securities; and to repay Mr. Gosman from the proceeds of any institutional debt financing by the Company for working capital purposes, except that the amount to be repaid from such institutional debt financing proceeds would not exceed 25% of the maximum amount available to be borrowed under the terms of the financing. Pursuant to such agreement, the $11.7 million the Company owed Mr. Gosman (including additional amounts borrowed since the closing of the initial public offering) was repaid from the net proceeds of the Debentures.

     In connection with the acquisition of Oncology Therapies, Inc. in March 1995, Mr. Gosman guaranteed until the later of the satisfaction of certain financial covenants or July 31, 1998 the repayment by a subsidiary of the Company of a portion of the $17.5 million in acquisition financing from FINOVA Capital Corporation ("FINOVA"). Mr. Gosman's liability under the guarantee was limited to no more than $6.1 million. The Company used the net proceeds of the initial public offering to repay in full its obligations to FINOVA.

     During 1995, in addition to the guarantee discussed above, Mr. Gosman guaranteed the payment by the Company of indebtedness in the amount of $4.6 million incurred in connection with the acquisition of DASCO, all of which was repaid during 1996. In addition, Mr. Gosman executed a reimbursement agreement and provided collateral for a letter of credit to secure other indebtedness of the Company in the amount of $5.4 million incurred in connection with the acquisition of Oncology & Radiation Associates, P.A. Upon the closing of the initial public offering, the Company obtained the release of Mr. Gosman from these guarantees and from his other obligations with respect to acquisition indebtedness through the assumption by the Company of Mr. Gosman's obligation to pay such Acquisition indebtedness and of the obligation to provide cash collateral for the letter of credit.

     The Company occupies office space for its principal offices in West Palm Beach, Florida under the terms of a lease which the Company assumed from a company the stockholders and executive officers of which include Messrs. Gosman, Leathers and Miller and Dr. Goldman. The Company estimates that the total amount of lease payments to be made under the assumed lease through the end of the current lease term will equal approximately $900,000.

     In connection with the Formation, the following executive officers and directors of the Company received the indicated number of shares of Common Stock in exchange for their shares of common stock of the Related Companies:
Mr. Gosman (including shares held for the benefit of his two adult sons), 8,282,305; Mr. Rendina, 916,667; Mr. Chay, 133,333; Mr. Leathers, 459,505; Mr.
Miller, 459,505; and Dr. Goldman, 168,112.

     DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships. As of April 30, 1997, Mr. Rendina had obtained equity interests in the entities which own 28 of the 32 facilities developed by DASCO. The interests of Mr. Rendina range from 17% to 100%. In addition, as of April 30, 1997, Mr. Gosman individually and as trustee for his two sons and Messrs. Leathers and Miller and Dr. Goldman have obtained limited partnership interests ranging from 7% to 36% in the entities which own 12 facilities being developed by the Company through DASCO. During the year ended January 31, 1997, DASCO recorded revenues in the amount of approximately $10 million related to facilities developed by DASCO in which equity interests have been obtained by related parties.

     The Company provides construction management, development marketing and consulting services to entities principally owned by Mr. Gosman in connection with the development and operation by such entities of several medical facilities. During the fiscal year ended January 31, 1997, the Company recorded revenues in the amount of approximately $7 million related to such services. The Company provides these services to affiliated parties on terms no less favorable to the Company than those provided to unaffiliated parties.

     Meditrust, a publicly traded real estate investment trust with assets in excess of $2.4 billion dollars of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided financing in the aggregate amount of $180.5 million for the development through April 30, 1997 of 20 facilities developed by DASCO.

     Mr. Ronai is a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney which has been retained to perform certain legal services for the Company.

     During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, a newly formed management services organization that provides management services to an independent physician association composed of over 400 physicians based in Connecticut ("Physician's Choice"). The Company acquired this interest in exchange for a payment of $1.5 million to the stockholders of Physician's Choice, including Dr. Moskow. During September 1996, the Company acquired the remaining 56.25% interest from such stockholders for a payment of $1 million in cash plus 363,442 shares of the Company's Common Stock.

     As of April 30, 1997, the Company loaned the shareholders of Physician's Choice, including Dr. Moskow, an aggregate of $2.7 million to pay the tax liability related to the sale of Physician's Choice. The loans are secured by a pledge of the Common Stock held by the former shareholders of Physician's Choice.

     The Company leases space on behalf of its affiliated physicians from a related entity. Mr. Gosman owns a limited partnership interest in the limited partnership which is general partner of the limited partnership which owns the medical mall. The aggregate base rent under such leases as of April 30, 1997 is approximately $537,000.

     During November 1994, the Company acquired Nutrichem. In connection with the acquisition, the Company was required to make contingent note payments of $4.4 million to the stockholders of Nutrichem, including Mr. Chay. The Company paid in full the contingent note with the proceeds of the initial public offering.

     In connection with an acquisition, the Company was required to assume an unfavorable lease which was assigned in January 1997 to an entity principally owned by Mr. Gosman. The difference between the cost and value of the lease is approximately $559,000.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of July 31, 1997, certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock, by each director and each of the Named Executive Officers of the Company and by all directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:





                                                         Amount of Beneficial
                                                              Ownership
                                                      --------------------------
                                                         Shares
                                                      Beneficially   Percentage
Name                                                      Owned        Owned
----                                                  -------------- -----------
Abraham D. Gosman (1)                                   8,487,126       35.5%
Putnam Investments, Inc. (2)                            2,124,449        8.8
Donald A. Sands                                           892,499        3.7
Bruce A. Rendina                                          892,499        3.7
Edward E. Goldman, M.D                                    168,112         *
William A. Sanger                                         336,224        1.4
Francis S. Tidikis (3)                                     31,085         *
Hugh L. Carey                                                  --         *
Joseph N. Cassese (4)                                      30,000         *
John T. Chay                                              142,833         *
David M. Livingston, M.D                                       --         *
Eric Moskow (5)                                           175,252         *
Stephen E. Ronai (6)                                       14,000         *
All current directors and executive
officers  as a group (14 persons) (7)                  10,903,067       45.5

----------
* Less than one percent.

(1) Includes 4,000,000 shares held by Mr. Gosman as trustee for the benefit of his two adult sons. Mr. Gosman's business address is PhyMatrix Corp., 777 South Flagler Drive, West Palm Beach, FL 33401.

(2) Putnam Investment Management, Inc. ("PIM") and Putnam Advisory Company, Inc. ("PAC") are investment adviser subsidiaries of Putnam Investments, Inc. ("PIT"). PIM and PAC have shared dispositive power with respect to such shares, and PAC has shared voting power with respect to certain of such shares. The address of PIT, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The foregoing is based upon the Schedule 13G dated January 31, 1997 filed by PIT, PIM and PAC.

(3) Includes 85 shares owned by Mr. Tidikis' wife with respect to which Mr. Tidikis disclaims beneficial ownership and 30,000 shares which Mr. Tidikis has the right to acquire beneficial ownership of upon exercise of an option.

(4) Includes 10,000 shares which Mr. Cassese has the right to acquire beneficial ownership of upon exercise of an option.

(5) Includes 100,000 shares which Dr. Moskow has the right to acquire beneficial ownership of upon exercise of an option.

(6) Includes 10,000 shares which Mr. Ronai has the right to acquire beneficial ownership of upon exercise of an option.

(7) Includes 175,000 shares which the directors and executive officers have the right to acquire beneficial ownership of upon exercise of options.




                                    ITEM 2.

               PROPOSAL TO AMEND THE 1995 EQUITY INCENTIVE PLAN


     The 1995 Equity Incentive Plan (the "Equity Plan") was adopted by the stockholders of the Company in November 1995 and amended by the stockholders in November 1996. The Equity Plan provides for the award of up to three million shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options ("Nonstatutory Stock Options"), restricted stock, performance stock units and stock appreciation rights. To date, the Company has only awarded stock options. On July 31, 1997 options to purchase 2,222,167 shares of Common Stock were outstanding under the Equity Plan.

     The Board of Directors has adopted, subject to shareholder approval, amendments to the Equity Plan to (i) increase the number of shares of Common Stock available for issuance under the Equity Plan by 1,100,000 shares to a total of 4,100,000 shares of Common Stock and (ii) limit the number of shares of Common Stock available for issuance under the Equity Plan to any participant in any fiscal year of the Company to 300,000 shares.

     The Company believes that the proposal to increase the total number of shares available for issuance under the Equity Plan to 4,100,000 is necessary to allow the Company to continue to attract, retain and motivate its directors and key employees and consultants upon whom the long-term success of the Company is dependent. The proposal to limit the number of shares that may be issued under the Equity Plan to any participant in any fiscal year of the Company to 300,000 shares was adopted to enable the Company to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The following is a summary of the material provisions of the Equity Plan and is qualified in its entirety by reference to the complete text of the Equity Plan which is available upon written request to the Secretary of the Company.

     All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the Equity Plan. The Company currently has approximately 1978 employees, consultants or directors who are eligible to participate in the Equity Plan.

     The Equity Plan is administered by the Compensation Committee (the "Committee") which consists of Messrs. Carey and Cassese. The Committee determines who shall receive Awards from those employees and directors who are eligible to participate in the Equity Plan, the type of Award to be made, the number of shares of Common Stock which may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. The Board of Directors, at its discretion, may assume administration of the Equity Plan.


     Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat participants uniformly. Except as otherwise provided by the Equity Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter. The Committee determines whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a participant to defer all or any portion of a payment under the Equity Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all Awards become fully exercisable and realizable.

     The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Nonstatutory Stock Option, if the participant consents to such action, or if the Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the Equity Plan after November 14, 2005, but outstanding Awards may extend beyond such date.

     The number of shares of Common Stock issuable pursuant to the Equity Plan may not be changed except by approval of the stockholders. However, in the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the Equity Plan, the Committee may adjust equitably the number and kind of shares of stock or securities in respect of which Awards may be made under the Equity Plan, the number and kind of shares subject to outstanding Awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award. In addition, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all Awards which are not then fully exercisable or realizable become so. Common Stock subject to Awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the Equity Plan will be available for future Awards under the Equity Plan. Both treasury shares and authorized but unissued shares may be used to satisfy Awards under the Equity Plan.

     The Equity Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.


Options

     The Committee may award two types of options: ISOs, which qualify for special tax treatment under Section 422 of the Code, and Nonstatutory Stock Options that do not qualify for special federal income tax treatment under the Code. The Committee may also determine the number of shares to be covered by each option, the option price therefor, the term of the option, and the other conditions and limitations applicable to the exercise of the option. As required by the Code, the option price per share of Common Stock purchasable under an ISO may not be less than the fair market value of the Common Stock on the date of award. The option price per share of Common Stock purchasable under a Nonstatutory Stock Option will be determined by the Committee and may be less than, equal to or greater than the fair market value of the Common Stock on the date of award. In no event, however, shall the option price per share of Common Stock purchasable under an option be less than the lesser of 50% of the fair market value of the Common Stock on the date of award. Options may be exercisable for not more than ten years after the date the option is awarded in the case of ISOs and ten years and one day after the date the option is awarded in the case of Nonstatutory Stock Options. The Committee may at any time accelerate the exercisability of all or any portion of any option.


     For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the option. Correspondingly, no deduction is allowed to the Company for federal income tax purposes upon either the grant or the exercise of an ISO.

     If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of the exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction for federal income tax purposes. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

     "Alternative minimum taxable income" in excess of the taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at graduated rates of up to 28% on individuals and is payable to the extent it exceeds regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired upon exercise of an ISO generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax, and the payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis for the shares acquired for regular income tax purposes. In addition, if the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual during a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through the exercise of an ISO.

     Under the Code, a person who is granted a Nonstatutory Stock Option will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's tax basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a Nonstatutory Stock Option is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company withholds and deducts to the extent required by then applicable law. When the optionee disposes of such shares he or she will recognize capital gain or loss.



Stock Appreciation Rights


     A stock appreciation right ("SAR") entitles the participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or, if the Committee shall so determine at the time of grant, less than) the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the option price, if the SAR was granted in tandem with an option) multiplied by the number of shares with respect to which the SAR is exercised. Subject to the provisions of the Equity Plan, the Committee may award SARs in tandem with a Nonstatutory Stock Option (at or after the award of the option), or alone and unrelated to an option and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SARs are exercised. Generally, SARs granted in tandem with an option will be exercisable at such time or times, and only to the extent that a related option is exercisable, and shall not be transferable except to the extent that a related option is transferable.


     No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised or when a participant receives payment in cancellation of an option, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such participant, provided the Company withholds and deducts to the extent required by then applicable law.


Performance Shares

     A performance share ("Performance Share") entitles a participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the Equity Plan, the Committee may award Performance Shares and determine the performance goals applicable to each such Award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle, and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the fair market value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Share has been earned. The Committee will determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

     No income will be recognized by a recipient in connection with the grant of Performance Shares. When a recipient receives a Performance Stock Unit, the recipient will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Common Stock or other property received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such recipient, provided the Company withholds and deducts to the extent required by then applicable law.

Restricted Stock

     An Award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price per share equal to or less than par value, subject to such conditions and restrictions as the Committee shall determine, including a right of the Company, during a specified period or periods, to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the participant's termination of employment. Subject to the provisions of the Equity Plan, the Committee may award shares of Restricted Stock and determine the purchase price therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such Awards. The Committee may modify or waive the restrictions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant shall have all the rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to restrictions on transferability and Company repurchase rights or forfeiture conditions and subject to any other conditions contained in the Award.

     A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. A recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock, however, will recognize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares, except that the amount, if any, actually paid for the shares will be a capital loss. The holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the forfeiture period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).

Stock Units

     Subject to the provisions of the Plan, the Committee may award stock units ("Stock Units") subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine. Shares of Common Stock issued in connection with a Stock Unit shall be issued for no cash consideration or such minimum consideration as may be required by law.

Section 162(m) of the Code

     Approval of the amendment to the Equity Plan will also constitute approval of options and SARs for purposes of Section 162(m) of the Code to the extent the exercise price of the options is not less than the fair market value of the Common Stock on the date of grant ("Non-Discount Options").

     Section 162(m) of the Code denies a deduction for federal income tax purposes of compensation paid to any "covered employee" to the extent such compensation exceeds $1 million in any year. Covered employees for purposes of
Section 162(m) are the chief executive officer and the four next most highly compensated officers. The deduction limit does not apply, however, to "qualified performance-based compensation." Compensation attributable to an option or SAR is deemed to constitute qualified performance-based compensation if, among other things, (i) the award is made by a committee composed solely of outside directors, (ii) the plan states the maximum number of shares with respect to which options and SARs may be granted during a specified period to any employee, (iii) the amount of compensation the employee could receive pursuant to any SAR or option is not greater than the difference between the fair market value of the Common Stock on the date of grant and at a future measurement date, respectively, and (iv) the plan is approved by stockholders after adequate disclosure, including a general description of the class of eligible employees and disclosure of the maximum amount of compensation that could be paid to any employee during a specified period. Awards, other than Non-Discount Options and SARs, do not qualify as "qualified performance based compensation" under Section 162(m).

     Under the terms of the Equity Plan, as proposed to be amended, the maximum amount of compensation that could be attributed to Non-Discount Options or SARs granted to any employee in any one year is equal to 300,000 shares of Common Stock (which is the maximum number of shares of Common Stock or equivalent units that may be awarded to any participant during a fiscal year) multiplied by the difference between the fair market value of the Common Stock at the date of grant and the fair market value of the Common Stock on the date of exercise. The proposed amendment would modify the current terms of the Equity Plan which limit the number of shares of Common Stock that any participant may receive in any 12-month period to 1% of the total outstanding shares of Common Stock.

     The Company believes that Non-Discount Options and SARs granted under the Equity Plan, as amended, will constitute qualified performance-based compensation.

     Future Awards under the Equity Plan are subject to the discretion of the Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the Equity Plan. The following table, however, provides certain information about Awards outstanding as of July 31, 1997 to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including current employees who are not executive officers, as a group.



                                                                       1995 Equity Incentive Plan
                                                             ----------------------------------------------
Name and Position                                            Dollar Value($)(1)     Shares of Common Stock
-----------------                                            --------------------   -----------------------
Abraham D. Gosman  .......................................              --                        --
Frederick R. Leathers    .................................              --                        --
Robert A. Miller   .......................................              --                        --
Edward E. Goldman  .......................................              --                        --
William A. Sanger  .......................................              --                        --
Executive Officer Group (9 persons)  .....................               0                   500,000
                                                                   --------                ----------
Non-Executive Officer Director Group (6 persons) .........               0                    20,000
Non-Executive Officer Employee Group (38 persons)   ......         440,002                 1,672,167
                                                                   --------                ----------



--------
(1) Calculated using the difference between the exercise price per share under the options and $13.00, the closing price of the Company's Common Stock as reported on the Nasdaq National Market on August 6, 1997.

     The Board recommends that the stockholders vote "for" the proposed amendment, increasing by 1,100,000 the total number of shares which may be awarded under the Equity Plan and limiting the number of shares of Common Stock available for issuance to any participant in any fiscal year to 300,000 shares.



                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by April 13, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.


                                 OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.


     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.


                                          By Order of the Board of Directors



                                          Alberto M. Hernandez
                                          Secretary


August 11, 1997

                                                                     APPENDIX A


                               PHYMATRIX CORP.


                          1995 EQUITY INCENTIVE PLAN
                    as amended through September 30, 1996



Section 1. Purpose


   The purpose of the 1995 Equity Incentive Plan (the "Plan") of PhyMatrix Corp. (the "Company") is to enable the Company and its subsidiaries to attract, retain and motivate their employees and consultants and to enable these employees and consultants to participate in the long-term growth of the Company by providing for or increasing the proprietary interests of such persons in the Company, thereby assisting the Company to achieve its long-range performance goals.


   Section 2. Definitions

   As used in the Plan:

     "Act" means the Securities Exchange Act of 1934, as amended.

     "Award" means any Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit awarded under the Plan.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means a committee of not fewer than two members of the Board appointed by the Board to administer the Plan, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 of the Act, or any successor provision, and an "outside director" within the meaning of
   Section 162(m) of the Code; provided, however, that if there is only one member of the Board then the committee shall be composed of only one director who need not be an "outside director" nor a "disinterested person" as described above.

     "Committee Member" means a director appointed by the Board to be a member of the Committee.

     "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

     "Fair Market Value" means, with respect to Common Stock, to the extent it is traded on an exchange or The Nasdaq Stock Market's National Market or any successor thereto, the closing price of the Common Stock on the applicable date of determination (or if such date shall not be a trading day, on the last trading day previous thereto); and with respect to the Common Stock if it is not so traded or any other property, the fair market value of such property as determined by the Committee in good faith.

     "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code or any successor provision.

     "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is not intended to be an Incentive Stock Option.

     "Option" means an Incentive Stock Option or a Nonstatutory Stock Option.

     "Participant" means a person selected by the Committee to receive an Award under the Plan.

     "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

     "Performance Shares" means shares of Common Stock awarded to a Participant under Section 8.

     "Restricted Period" means the period of time selected by the Committee during which an award of Restricted Stock may be forfeited to the Company.

     "Restricted Stock" means shares of Common Stock awarded to a Participant under Section 9 which are subject to forfeiture.

     "Stock Appreciation Right" or "SAR" means a right awarded to a Participant under Section 7.

     "Stock Unit" means a share of Common Stock or a unit valued in whole or in part by reference to, or otherwise based on, the value of a share of Common Stock, awarded to a Participant under Section 10.

Section 3. Administration

   The Plan shall be administered by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award, and to decide all disputes arising in connection with the Plan. The Committee's decisions and interpretations shall be final and binding.

Section 4. Eligibility

   All employees, consultants and directors of the Company or any of its subsidiaries shall be eligible to be Participants in the Plan.

Section 5. Stock Available for Awards


   (a) Awards may be made under the Plan for up to 4,100,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated before exercise or is forfeited for any reason or settled in a manner that results in fewer shares of Common Stock outstanding than were initially awarded, including without limitation the surrender of shares of Common Stock in payment for the Award or any tax obligation thereon, the shares of Common Stock subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. In no event shall any Participant receive in any fiscal year of the Company Awards for more than 300,000 shares of Common Stock.


   (b) In the event that the Committee determines in its sole discretion that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, the Committee shall have the right to adjust equitably any or all of (i) the number and kind of shares of stock or securities in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number and that any such cash payment shall be made only to the extent necessary to effect an equitable adjustment in such benefits or potential benefits.

   (c) The Company may make Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. The shares which may be delivered under such substitute Awards may be in addition to the maximum number of shares provided for in section
(a) above only to the extent that the substitute Awards (i) are granted to persons whose relationship to the Company does not make (and is not expected to make) them subject to Section 16(b) of the Act, (ii) are granted in substitution for awards issued under a plan approved, to the extent then required under Rule 16b-3 (or any successor rule) under the Act, by the stockholders of the entity which issued such predecessor awards and (iii) are granted without the effect of disqualifying the Plan or, without the consent of any optionee, any Incentive Stock Option granted under the Plan, under
Section 422 of the Code.

Section 6. Options

   (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan or, without the consent of the optionee, any Incentive Stock Option granted under the Plan, under Section 422 of the Code.

   (b) The option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options and not less than 50% of the Fair Market Value of the Common Stock on the date of award with respect to Nonstatutory Stock Options. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, the option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of award.

   (c) No Incentive Stock Option shall be exercisable more than ten years after the date the option is awarded and no Nonstatutory Stock Option shall be exercisable more than ten years and one day after the date the option is awarded. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is awarded to such Participant, the term of such option shall be no more than five years from the date of award.

   (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

   (e) No Option shall be transferable by the Participant otherwise than by will or the laws of descent and distribution, and all Options shall be exercisable, during the Participant's lifetime, only by the Participant; provided, however, that the Committee may provide that a Nonstatutory Stock Option is transferable by the Participant and exercisable by persons other than the Participant during the Participant's lifetime upon such terms and conditions as the Committee may determine.

   (f) The Committee may at any time accelerate the exercisability of all or any portion of any Option.

Section 7. Stock Appreciation Rights

   (a) A Stock Appreciation Right is an Award entitling the Participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or if the Committee shall so determine at time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price, if the Stock Appreciation Right was granted in tandem with a Nonstatutory Stock Option) multiplied by the number of shares with respect to which the Stock Appreciation Right is exercised.

   (b) Subject to the provisions of the Plan, the Committee may award SARs in tandem with a Nonstatutory Stock Option (at or after the award of the Nonstatutory Stock Option), or alone and unrelated to an Option, and may determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with a Nonstatutory Stock Option shall terminate to the extent that the related Nonstatutory Stock Option is exercised, and the related Nonstatutory Stock Option shall terminate to the extent that the tandem SARs are exercised.

   (c) An SAR related to a Nonstatutory Stock Option which can be exercised only during limited periods following a change in control of the Company may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

   (d) Notwithstanding that a Nonstatutory Stock Option at the time of exercise shall not be accompanied by a related Stock Appreciation Right, if the Fair Market Value of the shares subject to such Option exceeds the exercise price of such Option at the time of its exercise, the Committee may, in its discretion, cancel such Option, in which event the Company shall pay to the person exercising such Option an amount equal to the difference between the Fair Market Value of the Common Stock to have been purchased pursuant to such exercise of such Option (determined on the date the Option is canceled) and the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check, bank draft or in Common Stock having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payment or any combination thereof, as determined by the Committee. The Committee may exercise its discretion under the first sentence of this paragraph (d) only in the event of a written request of the person exercising the Nonstatutory Stock Option, which request shall not be binding on the Committee.

Section 8. Performance Shares

   (a) A Performance Share is an Award entitling the Participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the performance goals applicable to each such Award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the Fair Market Value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Share has been earned.

   (b) Except as provided in a specific Award, during any Performance Cycle, the Committee may adjust the performance goals for such Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

   (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9. Restricted Stock

   (a) A Restricted Stock Award is an Award entitling the Participant to acquire shares of Common Stock for a purchase price (which may be zero) equal to or less than their par value, subject to such conditions, including a Company right during a specified period or periods to repurchase such shares at their original purchase price (or to require forfeiture of such shares if the purchase price was zero) upon the Participant's termination of employment.

   (b) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the purchase price (if any) therefor, the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company and the other terms and conditions of such Awards. The Committee may modify or waive the restrictions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

   (c) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates and stock power to the Participant.

   (d) A Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to nontransferability restrictions and Company repurchase or forfeiture rights described in this Section and subject to any other conditions contained in the Award.

Section 10. Stock Units

   (a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

   (b) Shares of Common Stock awarded in connection with a Stock Unit shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11. Grants of Non-Discretionary Options to Committee Members

   Notwithstanding any other provisions of the Plan, Committee Members shall participate in the Plan only to the extent set forth in this Section 11.

   (a) Each director who is a Committee Member on the first business day following each annual meeting of the shareholders of the Company, commencing with the 1996 annual meeting of shareholders, shall receive the award of a Nonstatutory Stock Option to purchase 2,500 shares of Common Stock (the "Non-Discretionary Option"). In addition, any person who is a Committee Member immediately after the Company's initial public offering shall receive the award of a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock at the initial public offering price (also, a "Non-Discretionary Option"). Each Non-Discretionary Option awarded to a Committee Member shall become exercisable one year after the date of grant. On or about January 31, 1997, and each third anniversary thereof, the Board shall review the provisions of this Section 11 to determine whether to modify the size of the annual Non-Discretionary Option Award or otherwise amend such provisions. Notwithstanding the foregoing, any outstanding Non-Discretionary Option and the number and nature of shares of Common Stock subject to any such Option held by a Committee Member shall be subject to adjustment only to the extent set forth in Section 11(f) and 12(g), and not pursuant to any other provision of the Plan, including, without limitation, Sections 5(b), 12(h) and 12(k) hereof.

   (b) The term of each Non-Discretionary Option granted to a Committee Member shall be ten years from its date of grant, unless sooner terminated in accordance with Section 11(e).

   (c) The purchase price of the shares of Common Stock subject to each Non-Discretionary Option granted to a Committee Member shall be the Fair Market Value of the Common Stock on the date the Option is granted. The Committee shall determine whether an Award to a Committee Member is settled in whole or in part in cash, shares of Common Stock, other securities of the Company, Awards or other property. The Committee shall not permit a Committee Member to defer all or any portion of a payment under the Plan.

   (d) No Non-Discretionary Option shall be transferable by a Committee Member other than by will or by the laws of descent and distribution and all Non-Discretionary Options shall be exercisable during a Committee Member's lifetime only by the Committee Member or his or her duly appointed guardian or personal representative; provided, however, that the Board may provide that a Nonstatutory Stock Option is transferable by a Committee Member and exercisable by persons other than the Committee Member during the Committee Member's lifetime upon such terms and conditions as the Board may determine.

   (e) If a Committee Member retires as a director, his Non-Discretionary Options shall be exercisable by him only during the three months following his retirement and only as to the number of shares, if any, as to which the Non-Discretionary Options were exercisable immediately prior to his retirement. If a Committee Member dies while serving as a director, his Non-Discretionary Options shall be exercisable by either his executor or administrator or, if not so exercised, by the legatees or the distributees of his estate, only during the twelve months following his death and only as to the number of shares, if any, as to which the Non-Discretionary Options were exercisable immediately prior to his death. If a Committee Member ceases to serve as a director by reason of permanent and total disability, his Non-Discretionary Options shall be exercisable by him only during the three months following his retirement and only as to the number of shares, if any, as to which the Non-Discretionary Options were exercisable immediately prior to his disability. If a Committee Member ceases to serve as a director and to be eligible to participate in the Plan for any other reason (including the termination of his employment with the Company if such Committee Member is also an employee of the Company), his Non-Discretionary Options shall be exercisable by him only during the thirty days following such cessation and only as to the number of shares, if any, as to which the Non-Discretionary Options were exercisable immediately prior to such cessation. In no event shall the term of any Non-Discretionary Options be extended beyond its expiration date as a result of this Section 11(e).

   (f) In the event of a stock dividend, stock split or combination of shares of Common Stock, recapitalization or other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, appropriate and proportionate adjustment shall be made in the number, kind and exercise price of each share of Common Stock subject to Non-Discretionary Options then outstanding and to be granted to Committee Members under this Section 11.

   (g) Each Non-Discretionary Option granted to a Committee Member shall be evidenced by a writing specifying the terms and conditions thereof in accordance with this Section 11.

Section 12. General Provisions Applicable to Awards

   (a) [Reserved.]

   (b) Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax regulations and accounting principles.

   (c) Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

   (d) The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

   (e) The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or designated beneficiary may receive payment of an Award or exercise rights thereunder.

   (f) In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions with respect to any such change of control: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

   (g) Further, in the event of (i) a dissolution or liquidation of the Company, (ii) the sale of all or substantially all the assets of the Company,
(iii) a merger or consolidation of the Company resulting in a change in ownership of more than fifty percent (50%) of the outstanding shares of the Company's voting capital stock control of the Company, (iv) any other capital reorganization in which more than fifty percent (50%) of the outstanding shares of the Company's voting capital stock are exchanged or (v) any Person (as defined below) becomes an Interested Stockholder (as defined below), then upon the adoption of the plan or agreement of liquidation, dissolution, sale, merger, consolidation or reorganization or upon the date that any such Person becomes an Interested Stockholder, all Awards which are not then fully exercisable or realizable shall become fully exercisable and realizable. As used in this Section 12(g), (A) "Person" shall mean any individual, Group Acting in Concert (as defined below), corporation, partnership, association, joint stock company, trust, business trust, unincorporated organization or association or other entity; (B) "Interested Stockholder" shall mean any Person (other than the Company) who or which is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the Company's voting capital stock, but not any Person who was the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the Company's voting capital stock immediately after the closing of the initial public offering of the Common Stock; and (C) "Group Acting in Concert" shall mean Persons (1) seeking to combine or pool their voting or other interests in the securities of the Company for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written, oral or otherwise, or (2) who would be deemed to be acting as a group or syndicate within the meaning of Section 13(d) of the Act or any subsequent provision replacing such section. In addition, any persons who are beneficial owners of the same securities are deemed to be members of a Group Acting in Concert. When persons act together for any such purpose, their group will be deemed to have acquired their stock. Notwithstanding the foregoing provisions of this Section 12(g), the term "Interested Stockholder" shall not include (x) an employee stock ownership, stock option, stock purchase or other plan for natural Persons who are directors, officers, employees or consultants of the Company or a subsidiary thereof, nor shall any fiduciary of any such plan be deemed to own stock held by or administered in connection with such plan for the purposes of this Section 12(g); or (y) any Person who becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the Company's voting capital stock under the terms of a will or trust or, under the laws of descent and distribution, from the estate of a person or a donor who was the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the Company's voting capital stock immediately after the closing of the initial public offering of the Common Stock.

   (h) The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

   (i) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

     (i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another; or

     (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

   For purposes of the Plan, employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.

   (j) The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 13. Miscellaneous

   (a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

   (b) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

   (c) Subject to the approval of the sole shareholder of the Company, the Plan shall be effective on November 15, 1995. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

   (d) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provisions.

   (e) Awards may not be made under the Plan after November 14, 2005, but then outstanding Awards may extend beyond such date.

                                  DETACH HERE                               PHM1

    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 8, 1997

                               PHYMATRIX CORP.


PROXY

   The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Abraham D. Gosman and Frederick R. Leathers, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of PhyMatrix Corp. to be held September 8, 1997, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of PhyMatrix Corp. that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

     The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set on the reverse side as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and FOR the amendment of the Company's 1995 Equity Incentive Plan.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                     |---------|
                                                                     |   SEE   |
                                                                     | REVERSE |
                                                                     |   SIDE  |
                                                                     |---------|

                                  DETACH HERE                               PHM1

[X] Please mark
    votes as in
    this example.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


1. For the election of all nominees listed below
  (except as otherwise indicated).

  Nominees: Joseph N. Cassese, David M. Livingston, M.D.
            and Eric Moskow, M.D.

             FOR      WITHHELD
             [ ]        [ ]

                                      FOR      AGAINST     ABSTAIN
2. For the amendment of the
   Company's 1995 Equity              [ ]        [ ]         [ ]
   Incentive Plan.


[ ]______________________________________
   For all nominees except as noted above


                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                              In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature: ____________ Date:_________    Signature: ____________ Date:_________